Exhibit 99.1

NexPoint Residential Trust, Inc. Appoints Arthur Laffer and James Dondero to Board of Directors

DALLAS--(BUSINESS WIRE)--NexPoint Residential Trust, Inc. (NYSE: NXRT) ("NXRT" or the "Company") announced today that Arthur Laffer and James Dondero have been appointed as members of its board of directors. Mr. Laffer was also appointed Chairman of the Compensation Committee, and Mr. Dondero was appointed Chairman of the Board.

“Mr. Laffer is one of the industry’s most prolific minds and Mr. Dondero is our co-founder with over 30 years of proven industry experience,” Brian Mitts, Chief Financial Officer of NXRT said. “We are excited to have the opportunity to bring these two high-quality individuals onto our board of directors and we look forward to seeing the added value and expertise they can bring to our team.”

Dr. Arthur Laffer is the founder and chairman of Laffer Associates, an economic research and consulting firm. A former member of President Reagan's Economic Policy Advisory Board during the 1980s, Dr. Laffer's economic acumen and influence have earned him the distinction in many publications as The Father of Supply-Side Economics. He has served on several boards of directors of public and private companies, including staffing company MPS Group, Inc., which was sold to Adecco Group for $1.3 billion in 2009. Dr. Laffer was previously a consultant to Secretary of the Treasury William Simon, Secretary of Defense Donald Rumsfeld, and Secretary of the Treasury George Shultz. In the early 1970s, Dr. Laffer was the first to hold the title of Chief Economist at the Office of Management and Budget (OMB) under Mr. Shultz. Additionally, Dr. Laffer was formerly the Distinguished University Professor at Pepperdine University and a member of the Pepperdine Board of Directors. He also served as Charles B. Thornton Professor of Business Economics at the University of Southern California and as Associate Professor of Business Economics at the University of Chicago. Laffer is credited with advancing the concept of supply-side economics when he drew a curve on the back of a napkin at a dinner meeting, showing that government tax receipts can sometimes increase when federal income tax rates are lowered. The Laffer Curve and supply-side economics served as the foundation for Reaganomics in the 1980s when Dr. Laffer served on the President's Economic Policy Advisory Board from 1981 to 1989. Dr. Laffer has been recognized for his achievements in economics, having been featured in Time Magazine's 1999 cover story, The Century's Greatest Minds, for inventing the Laffer Curve, which Time deemed one of a few of the advances that powered this extraordinary century.

James Dondero serves as the Company’s President. He is also the co-founder and president of Highland Capital Management, L.P., founder and president of NexPoint Advisors, L.P. and chairman of NexBank, an affiliated bank that is majority owned by Mr. Dondero. Highland Capital Management, NexPoint Advisors and NexBank are all affiliates of NexPoint Real Estate Advisors, the Company’s Advisor. Mr. Dondero co-founded Highland Capital Management in 1993 with Mark Okada. Highland and its affiliates currently manage approximately $21 billion in assets as of March 31, 2015. Mr. Dondero has over 30 years of experience investing in credit and equity markets and has helped pioneer new credit asset classes. Prior to founding Highland, Mr. Dondero served as Chief Investment Officer of Protective Life’s GIC subsidiary and helped grow the business from concept to over $2 billion from 1989 to 1993. His portfolio management experience includes mortgage-backed securities, investment grade corporates, leveraged bank loans, emerging markets, derivatives, preferred stocks and common stocks.

About NexPoint Residential Trust

NexPoint Residential Trust is a publicly traded REIT, with its shares listed on the New York Stock Exchange under the symbol “NXRT,” primarily focused on acquiring, owning and operating well-located middle-income multifamily properties with “value-add” potential in large cities and suburban submarkets of large cities, primarily in the Southeastern and Southwestern United States. NXRT is externally advised by NexPoint Real Estate Advisors, L.P., an affiliate of Highland Capital Management, L.P., a leading global alternative asset manager and an SEC-registered investment adviser. More information about NXRT is available at http://www.NexPointLiving.com.

Contacts

Highland Capital Management, L.P.
Investor Relations:
Brian Mitts, 972-419-2556
BMitts@highlandfunds.com
or
Public Relations:
Daniel Martin, 972-419-6293
DMartin@highlandcapital.com